10f-3 Transactions Summary*
* Evergreen Compliance Department has on file a checklist signed by the portfolio manager and a compliance manager stating that the transaction fully complies with the conditions of Rule 10f-3 of the Investment Company Act of 1940.


Fund
 Mid Cap Fund
Security
Clearwire Corp Class A
Advisor
EIMCO
Transaction
 Date
3/8/07
Cost
"$125,000"
Offering Purchase
0.02%
Broker
Merrill Lynch & Co.
Underwriting
Syndicate
Members
Morgan Stanley
JP Morgan
Wachovia Securities
"Bear Stearns, & Co. Inc"

Fund
Growth Fund
Security
Citi Trends Inc.
Advisor
EIMCO
Transaction
 Date
6/13/07
Cost
"$27,700,000"
Offering Purchase
1.30%
Broker
CIBC World Mkts
Underwriting
Syndicate
Members
Cowen and Company
Piper Jaffrey
Wachovia Securities